Exhibit 10.6

AGREEMENT

THIS AGREEMENT, dated as of May 19, 2009, is made by and between NEW CENTURY BANK, a Pennsylvania bank (the "Bank") and JAY SIDHU, an individual with principal residence at 5 Chardonnay Circle, Mohnton, PA 19540 ("Jay Sidhu").

Background:

A. On or about May 5, 2009, the parties signed a Summary of Terms and Supplemental Terms (attached to this Agreement as Exhibit A and made part hereof) (collectively, the "Terms"), providing the basic framework for a proposal involving the raising of new capital for the Bank and the appointment of Jay Sidhu as a director and chairman and chief executive officer of the Bank.

B. The parties wish to formalize the Terms as a definitive agreement.

NOW, THEREFORE. intending to be legally bound hereby, and in consideration of the mutual benefits and covenants contained in this Agreement, the parties agree as follows:

1. Incorporation of Terms. The Terms are hereby incorporated into this Agreement as if set forth in full, subject to the provisions of this Agreement and the other "Operative Documents" referred to in this Agreement. In the event of conflict between the Terms, on the one hand, and this Agreement or any of the other Operative Documents on the other hand, the terms of this Agreement and the Operative Documents, as applicable, shall prevail.

2. Operative Documents. Attached to this Agreement are the following forms of agreement and other documents reflecting the general intent of the parties with respect to the respective subject matter of each of them (the following, including this Agreement, are sometimes referred to herein as the "Operative Documents"):

(a) Form of Subscription Agreement (the "Subscription Agreement") relating to the proposed investment by Jay Sidhu of $750,000 to purchase 125,000 shares of the Bank's common stock at a per share price of $6.00 per share, plus a warrant to purchase additional shares of the Bank's common stock at a per share exercise price of $6.00 per share, as more fully set forth in the Subscription Agreement (the "Warrant").

(b) Form of Warrant referred to in the Subscription Agreement (the "Subscription Warrant").

(c) Form of Prospectus for a proposed Exchange Offer (the "Exchange Offer Prospectus") to be made by the Bank to the current holders of its preferred stock, to exchange the outstanding shares of preferred stock for the Bank's common stock at an exchange ratio of (i) 1,666.6667 share(s) of the Bank's common stock plus (ii) a warrant to purchase 250 shares of the Bank's common stock at an exercise price of $6.00 per share for each $10,000 in liquidation preference of preferred shares held by each holder (the "Exchange Offer").

(d) Form of Exchange Agreement and Warrant to implement the Exchange Offer (the "Exchange Agreement").

(e) Form of Employment Agreement between the Bank as employer and Jay Sidhu as chairman and chief executive officer of the Bank (the "Employment Agreement").

(f) Form of Consulting Agreement between the Bank and Kenneth Mumma (the "Consulting Agreement").

3. Preliminary Actions. The parties agree to take the following steps on the following respective conditions at the following respective times:

(a) On the date of signing of this Agreement and the Subscription Agreement by both parties, the board of directors of the Bank will appoint Jay Sidhu as a director of the Bank.

(b) At the Bank's annual shareholder meeting on May 20, 2009, the Bank will announce the appointment of Jay Sidhu as a director of the Bank and the entering into of this Agreement. The Bank and Jay Sidhu will agree on such other public announcements, press releases and disclosures as may be reasonable and appropriate in order to advise the Bank's shareholders of these matters.

(c) Within one (1) week after the date of signing of this Agreement, the parties shall finalize the Employment Agreement and Consulting Agreement, consistent with the forms attached to this Agreement but with such further changes as the parties may mutually agree, and each party shall execute and deliver them. The Employment Agreement shall be contingent upon Jay Sidhu satisfying the other conditions to his employment as chairman and chief executive officer set forth in this Agreement.

4. Subscription Offering and Exchange Offer. Immediately after entering into this Agreement, the Bank and Jay Sidhu will commence mutual diligent reasonable efforts to (i) raise an additional $9,250,000 in addition to the amount of capital to be raised under the Jay Sidhu Subscription Agreement (the "Target Capital") in a private offering to individual "accredited investors" on the terms and at the subscription price set forth in the Subscription Agreement (the "Subscription Offering"), and (ii) complete the Exchange Offer on the terms set forth in the Exchange Offer Prospectus and Exchange Agreement. The parties contemplate that all investors, including Jay Sidhu, will invest separately and independently and in their respective individual capacities, and that no entity will make such investment as may cause it to require approval to be registered as a bank holding company. The parties also contemplate that one or more investors, including Jay Sidhu, will need to obtain bank regulatory approval for a change in bank control prior to completing their purchase of shares of the Bank's common stock. Jay Sidhu represents and warrants to the Bank that he is personally acquainted with a sufficient number of such individuals as to be able to raise the Target Capital on behalf of the Bank. The Bank represents and warrants to Jay Sidhu that it reasonably believes that it can complete the Exchange Offer with holders of not less than $980,000 in liquidation amount of its preferred stock. The parties shall cooperate diligently to (A) cause Subscription Agreements to be entered into by sufficient accredited investors for, and to close upon, the issuance of Bank common stock sufficient to raise the Target Capital in collected funds on or before July 31, 2009, and (B) complete the Exchange Offer, all no later than July 31, 2009.

5. Appointment as Chairman and CEO; Directors. If the Bank has received signed subscription agreements and subscription proceeds in collected funds for the Target Capital on or before June 15, 2009, the Bank shall cause its board of directors to appoint Jay Sidhu as chairman and chief executive officer of the Bank and the Employment Agreement shall thereupon take effect. The Bank also agrees that its board of directors shall appoint two (2) additional directors who shall be individuals to be mutually agreeable to Jay Sidhu and the Bank's board of directors.

6. Consulting. Immediately after the appointment of Jay Sidhu as chairman and chief executive officer of the Bank, the Bank shall cause its board of directors to retain Kenneth Mumma as a consultant to the board and the Consulting Agreement shall thereupon take effect.

7. Expenses. If the Bank has raised, closed upon and received the Target Capital in collected funds on or before July 31, 2009, the Bank will reimburse Jay Sidhu for up to $100,000 in out-of pocket costs incurred by him as of May 19, 2009 relating to raising capital for the Bank such as reasonable travel and entertainment expenses and reasonable attorneys fees.

8. Other Terms. The parties shall cooperate reasonably to implement the other Terms with reasonable promptness consistent with the terms of this Agreement and the other Operative Agreement. The parties further agree that the Terms and the Operative Agreements shall in all events be subject to applicable law, including without limitation banking laws and regulations and shall be adjusted to the extent necessary to assure their compliance with applicable law and requirements of applicable regulatory agencies.

9. Amendment. This Agreement may only be modified or waived in a writing signed by both parties.

IN WITNESS WHEREOF, the parties have caused the due execution of this Agreement as of the date first written above.

NEW CENTURY BANK

By:	/s/ Kenneth B. Mumma	/s/ Jay Sidhu
	Kenneth B. Mumma	Jay Sidhu, Individually
Chairman & CEO